UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 16, 2009

THE SHERIDAN GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-110441	52-1659314
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11311 McCormick Road, Suite 260, Hunt Valley, Maryland  21031-1437
(Address of Principal Executive Offices) (Zip Code)

(410) 785-7277
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

Item 2.03(a) Creation of a Direct Financial Obligation

On June 16, 2009, The Sheridan Group, Inc. (the “Company”) and Bank of America, N.A. entered into a Second Amended and Restated Revolving Credit Agreement, dated as of June 16, 2009 (the “Credit Agreement”), among the Company, Bank of America, N.A., individually, as Administrative Agent, Issuer and a Lender, and the other financial institutions that may become parties thereto as “Lenders” from time to time in accordance with the terms thereof.  The terms of the Credit Agreement are summarized below. This summary is not a complete description of the terms of the Credit Agreement, the full text of which is filed as an exhibit hereto and is incorporated herein by reference. Capitalized terms used herein without definition have the respective meanings ascribed thereto in the Credit Agreement.

The Credit Agreement amends and restates the Amended and Restated Revolving Credit Agreement (the “Prior Agreement”), dated as of May 25, 2004, as amended thereafter, among the Company, Bank of America, N.A. (f/k/a Fleet National Bank), and the other financial institutions listed on the signature pages thereto. The terms of the Credit Agreement are substantially the same as the terms of the Prior Agreement, except as noted below.

The maturity date of the Credit Agreement is March 25, 2011. The maturity date of the Prior Agreement was June 25, 2009.

Under the Credit Agreement, in contrast to the Prior Agreement, the interest rate on base rate loans is subject to a LIBOR floor and the LIBOR interest rate margin on LIBOR loans is 3.75% instead of 1.75%. Also, the commitment fee on unused amounts is 0.5% under the Credit Agreement instead of 0.35% under the Prior Agreement.

The Credit Agreement provides for the continuation of a revolving loan facility (with a letter of credit sublimit), a swing loan facility and a banker’s acceptance facility to provide working capital financing and to provide credit for other general corporate purposes in an aggregate principal amount not to exceed $20 million at any time. The Prior agreement provided for a facility in an aggregate principal amount not to exceed $30 million at any time.

Under the Credit Agreement, the Company is required to maintain a minimum EBITDA (as defined in the Credit Agreement), calculated on the last day of each fiscal quarter for the period consisting of the four preceding consecutive fiscal quarters. Pursuant to the Credit Agreement, the minimum EBITDA requirement is $33 million for the duration of the Credit Agreement. Under the Prior Agreement, the minimum EBITDA requirement was $33 million through the end of the third quarter of 2006 and $36 million thereafter.

Under the Credit Agreement, on the last day of each fiscal quarter, the Company must maintain a ratio of EBITDA to Interest Expense (as defined in the Credit Agreement), for the period of the four preceding fiscal quarters ending on such day of at least 1.80 to 1.00. Under the Prior Agreement, the required interest coverage ratio was 2.00 to 1.00.

Pursuant to the Credit Agreement, the Company’s borrowing base is calculated as 70% of eligible receivables plus 40% of eligible inventory, subject to certain deductions and reserves that may be established by the administrative agent in good faith. Under the Prior Agreement, the borrowing base was 85% of eligible receivables plus 50% of eligible inventory, subject to certain deductions.

The Credit Agreement restricts the Company from making certain investments and acquisitions if amounts outstanding under the Credit Agreement exceed $10 million for any 90-day period. The Prior Agreement restricted such investments and acquisitions if amounts outstanding under the Prior Agreement exceeded $20 million for any 90-day period.

The Credit Agreement prohibits the Company from repurchasing its Senior Secured Notes unless certain conditions are met, including that the amount expended for note repurchases after May 25, 2009 may not exceed $20 million in the aggregate, and that immediately after giving effect to each note repurchase, there must be at least $5 million of availability. The Prior Agreement provided that the amount expended for note repurchases after March 25, 2004 could not exceed $15 million in the aggregate, and did not contain this limitation regarding availability.

The Current Agreement provides an exception to the prohibition on the Company’s making Restricted Payments to the extent that any such Restricted Payment can be made under Section 4.9(a) of the Indenture governing the Company’s Senior Secured Notes and that the aggregate amount of Restricted Payments paid on or after May 25, 2009 pursuant to the exception is $5 million or less. The Prior Agreement did not contain such an exception.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

10.1
Second Amended and Restated Revolving Credit Agreement, made as of June 16, 2009, by and among The Sheridan Group, Inc., Bank of America, N.A., individually, as Administrative Agent, Issuer and a Lender, and the other financial institutions that may become parties thereto as “Lenders” from time to time in accordance with the terms thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2009

THE SHERIDAN GROUP, INC.

By:	/s/ Robert M. Jakobe
Name: Robert M. Jakobe
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Second Amended and Restated Revolving Credit Agreement, made as of June 16, 2009, by and among The Sheridan Group, Inc., Bank of America, N.A., individually, as Administrative Agent, Issuer and a Lender, and the other financial institutions that may become parties thereto as “Lenders” from time to time in accordance with the terms thereof.